EXHIBIT 5.1
Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com
September 24, 2009
United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
Ladies and Gentlemen:
     We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the offer and sale of up to 44,505,000 shares (the “Shares”) of common stock, $1.00 par value per share (“Common Stock”), of the Company registered pursuant to its registration statement on Form S-3, File No. 333-159958 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
     In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Shares as we deemed relevant or necessary for the opinion expressed herein. In addition, we have examined the Registration Statement and that certain Underwriting Agreement, dated as of September 24, 2009, by and between the Company and United Community Bank, a Georgia bank, on the one hand, and Sandler O’Neill & Partners, L.P., for itself and as representative of SunTrust Robinson Humphrey, Inc., on the other hand, relating to the sale of the Shares (the “Underwriting Agreement”), and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation. With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.
     Based on and subject to the foregoing, it is our opinion that the Shares, and their offer and sale, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the Shares, when sold in the manner and for the consideration contemplated by the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Letter to United Community Banks, Inc.
September 24, 2009

     The opinions set forth herein are limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other law.
     This opinion letter is provided solely for your benefit in connection with the offer and sale of the Shares and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the Prospectus and Prospectus Supplement constituting a part of the Registration Statement, and any amendments thereto.

KILPATRICK STOCKTON LLP
By:	/s/ James W. Stevens
James W. Stevens, a Partner